Exhibit 11


                          NET INCOME PER SHARE


The following table presents the information needed to compute primary income per common share:




                                                      Year Ended
                                           July 1,       July 2,       July 3,
                                            1995           1994         1993

Net income applicable to common stock    $1,293,815    $3,256,091    $2,418,756

Weighted average shares outstanding       3,236,199     2,826,279     1,996,081

Less:  Treasury shares                      (27,600)      (27,600)      (27,600)

Add:  Assumed conversion of Senior
     Preferred Stock                             -             -        240,766

Add:  Exercise of options reduced by the number of
      shares purchased with proceeds        62,865        105,846       150,507

Adjusted weighted average shares
      outstanding                        3,271,464      2,904,525     2,359,754

Net income per share                $         0.40   $       1.12    $     1.03


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